EXHIBIT 10.1

DE-CONVERSION SERVICES AGREEMENT

THIS AGREEMENT, made and entered into as of this thirteenth (13th) day of April 2010, by and between Louisiana Energy Services, LLC, (“LES”) having offices at PO Box 1789, Eunice, New Mexico  88231 and International Isotopes Fluorine Products, Inc. (“IIFP”), having offices at 4137 Commerce Circle, Idaho Falls, Idaho 83401.

AGREEMENT

For good and valuable consideration, the parties agree as follows:

1.  Definitions.  In addition to the terms "IIFP" and "LES," which are defined above, as used in this Agreement, the following capitalized terms shall have the meanings respectively assigned to them below:

"Addendum" means each mutually agreed upon addendum to this Agreement.

“Confidential Information” means all information provided by one party to the other or to such other party’s representatives, whether furnished before or after the date hereof, whether oral or written, and regardless of the manner or form in which it is furnished.  Confidential Information includes all notes, analyses, compilations, studies, forecasts, interpretations or other documents prepared by either party or its representatives which contain, reflect or are based upon, in whole or in part, the Confidential Information furnished by the other party or its representatives pursuant hereto.  Confidential Information also includes any exchanges of terms or offers whether binding or non-binding by or between the parties.  Confidential Information does not include, however, information which (i) is or becomes generally available to the public other than as a result of a disclosure by the recipient or its representatives in violation of this Agreement or other obligation of confidentiality, (ii) was available to the recipient or its representatives on a non-confidential basis prior to its disclosure by the Discloser or the Discloser’s representatives, or (iii) becomes available to the recipient on a non-confidential basis from a person (other than the Discloser or its representatives) who is not prohibited from disclosing such information to the recipient by a legal, contractual or fiduciary obligation to the Discloser or the Discloser’s representatives.

“Good Industry Practice” means those practices, methods and acts, including application of Integrated Engineering, that at any particular time, in the exercise of reasonable judgment, and consistent with current construction industry and United States nuclear industry practices, as applicable, would have been expected to accomplish the desired result in the manner consistent with applicable U.S., State and Local Law, and standards of reliability, safety, efficiency and environmental protection in effect at such time, including the exercise of that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced operator of a de-conversion facility engaged in the same type of undertaking under the same or similar circumstances.

"Services" means DUF6 de-conversion services, and any other related services, to be performed for, or on behalf of, LES by IIFP as described in more detail on any Addendum to this agreement.

"Territory" means the United States of America.

“Waste Disposal Facility” means a federal or privately held facility properly authorized and/or licensed by appropriate government agencies to receive and dispose of all wastes generated by IIFP in conjunction with this Agreement.

2. Compensation and Expenses.  LES shall pay IIFP for performance of the Services and related expenses as set forth in Addendum 1, or as otherwise required by Article 3.  If either party is subject to material changes in the legal and regulatory framework applicable to a party, the parties agree to negotiate any such adjustment(s) in good faith provided such changes continue to provide for LES a cost competitive option for de-conversion and disposal services at the time of service as compared to the Department of Energy (DOE) or other de-conversion service providers.

3.  Invoices and Payments.

1.

LES shall pay to IIFP the full amount of any invoice issued by IIFP in accordance with this Agreement on or before the thirtieth (30th) day following the date on which such invoice was received by LES.  IIFP shall invoice LES monthly for Services completed during the period.

2.

Any amount payable under this Agreement which is not paid when payment is due will bear interest at a rate per annum equal to one and one half (1.5%) percentage points in excess of the Prime Rate from the date such amount was past due until such amount is actually paid, which interest will be compounded monthly.

3.

Payment of all invoices issued by IIFP shall be made by LES to the following address:

International Isotopes Fluorine Products, Inc.

4137 Commerce Circle

Idaho Falls, ID 83401

Attention:  Accounts Receivable

4.  IIFP's Obligations.

a.

Standard of Care.  IIFP shall perform the Services in accordance with Good Industry Practice.

b.

Capital and Operating Cost.  IIFP is responsible for all costs associated with locating, designing, and constructing the de-conversion facility and obtaining all necessary licensing and permitting for such a facility.  IIFP is responsible for all operating and maintenance costs as required to support the ongoing operations of the de-conversion facility.

c.

Access to Information.  IIFP shall provide information to LES on the technical aspects of the Services as reasonably requested by LES from time to time and the right to audit records and inspect the facilities at the noted demonstration reviews contained in Addendum 1, Article 3d.

d.

Waste Disposal.  IIFP is solely responsible for contracting with a suitable Waste Disposal Facility and ensuring that the DU is converted into UO2 or U3O8 at the Lea County Facility and packaged and shipped in accordance with the Waste Disposal Facility requirements.  The UO2 or U3O8 shall meet the technical requirements imposed by the Waste Disposal Facility for acceptance at the time of shipment to the Waste Disposal Facility from IIFP.  As the waste may not be immediately processed for shipment upon receipt from LES, the cost for waste disposal charged to LES shall be that fee established at the time of DU shipment from LES in accordance with Addendum 1, Article 3b.  IIFP is solely responsible for performing the processing of the DUF6 and UF4 at the Lea County facility and shall not transfer the responsibility to a third party.  IIFP shall not dispose of the UF4 in any manner other than converting the material to UO2 or U3O8.  IIFP shall not utilize a third party to dispose of the UF4 material in any manner.

e.

Volume of UF4. IIFP explicitly agrees that, to the extent any legal limit is established by local, state or federal authorities for UF4 storage, IIFP will fully comply with such limit.  Additionally, IIFP explicitly agrees to limit the amount of IIFP produced UF4 stored on-site or at remote locations to 1.5 million pounds (or less if so required by regulation). If a volume of 1.5 million pounds is reached, LES shall stop all further shipments of DUF6 until the volume of UF4 stored on-site or at remote locations is reduced to 1.0 million pounds.  IIFP agrees to provide timely and accurate reporting of stored UF4 quantities on a periodic basis  to LES.

f.

Title of DU and Cylinders.  IIFP shall take title to the DUF6 and cylinders at the time it is delivered to IIFP’s possession, and LES shall have no further liability or responsibility for the material. Delivery shall occur when the lifting gear is detached from the relevant cylinder(s) in order to load it on to a transport vehicle at the LES facility.  LES shall have the option of re-purchasing empty cylinders from IIFP after their contents have been completely removed, cleaned, tested and inspected for re-use in accordance with the codes and standards applicable for re-use by LES, such as ANSI N14.1-2001 or later revisions.  Cost for this option is provided in Addendum 1.

g.

Financial Responsibility.  IIFP shall take financial responsibility for decommissioning of its facilities as required under United States Nuclear Regulatory Commission ("NRC") licenses as a prerequisite to beginning the Services and as required during all operations over the life of the facility.  IIFP shall provide evidence of this complete financial assurance upon the request of LES prior to receipt of DUF6 and typically on an annual basis, or as otherwise reasonably requested.

h.

Legal Compliance.  In rendering the Services, IIFP shall comply with all applicable State and U.S. Federal laws and regulations.

i.

Insurance Coverage. IIFP shall secure and maintain the following insurance coverage and shall add LES as an additional insured to each applicable policy prior to IIFP performing Services under this Agreement:

i.

Workers Compensation

Statutory

ii.

Employer’s Liability

$1 million each accident

iii.

Motor Vehicle Liability

$1 million each accident

iv.

Environmental

$20 million per incident

Environmental coverage shall include commercial general liability and pollution coverage.

5.  LES'  Obligations.

a.

Access to Information.  LES shall provide IIFP with all information relating to LES necessary for IIFP to perform the Services, which information shall be true and accurate.  For DUF6 weight and enrichment levels accuracy is defined as that level required to meet applicable rules and regulations.  This information shall include, without limitation, information, documents and materials needed to facilitate IIFP's negotiations with state, federal and other regulatory authorities for the construction of the de-conversion and fluorine extraction facility or to respond to investor or public relations inquiries.  Notwithstanding the above, if, in its sole discretion, LES considers any information requested by IIFP under this provision to be commercially proprietary or sensitive, classified or otherwise protected as National Security Information (pursuant to 10 C.F.R. Part 95), it shall not be required to provide such information.  Under such circumstances, the parties will cooperate in good faith to achieve an alternative means of complying with this provision, if possible.

b.

DOE Cost Information.  LES shall provide IIFP with copies of all information, correspondence and cost estimates provided by or to the United States Department of Energy ("DOE") as related to DOE's estimated waste disposal cost should LES invoke the lesser cost option defined in Article 3.b of Addendum 1 for waste disposal to the DOE.

c.

LES Federal License Amendment.  LES will submit a License Amendment Request (LAR) to the Nuclear Regulatory Commission (NRC) for review and approval, subsequent to IIFP receipt of approval from the NRC to begin IIFP site construction.  This LAR will request removal of Condition 14 of the U.S. NRC Material License SNM-2010 which prevents LES shipments of DUF6 to de-conversion facilities employing anhydrous hydrofluoric acid in the de-conversion process.

6.  Limitation of Liability.  Regardless of the basis on which LES may make any claim against IIFP for damages, IIFP shall only be liable for the amount of any actual and direct loss or damage incurred by LES, such amount not to exceed the amount actually paid IIFP for the Services, except to the extent authorized under required insurance coverage. Notwithstanding the foregoing, LES shall bear no responsibility for any accidents, abnormal events, or environmental remediation necessary at IIFP’s facilities. Notwithstanding any other provision herein, neither party shall be responsible for any incidental, indirect, or consequential damages as mutually determined and agreed upon. Any liability of LES shall be limited to actions at the LES facility necessary to (1) load DUF6 cylinders on IIFP transporters and transfer title for the cylinder and its contents or (2) unload clean and inspected cylinders from IIFP and accept title at LES for re-use. To the extent applicable, liability by LES under this Agreement shall not exceed the limits provided under existing insurance coverages carried by LES, and in no case to exceed $2M per accident.

7.  Conditions Precedent.  This Agreement and the Services contemplated hereby are conditional upon the following conditions being met prior to beginning the Services:

a.

LES and IIFP obtaining any necessary third party and government approvals (including, as applicable, local, state and federal).  Each party represents that it will, upon the request of the other party, identify in writing all such approvals that it must obtain, and each party agrees that it shall use commercially reasonable efforts and shall cooperate with the other party in obtaining all such approvals; and

b.

IIFP must provide proof of insurance as required in Article 4.j

c.

IIFP must demonstrate that it can provide Services on a commercial scale consistent with the amount of DUF6 that LES is having de-converted as further defined in Addendum 1 Article 3d.  LES will have the right to audit the IIFP facility in operation and these activities, including using an independent engineer, at LES’ sole expense, to evaluate the demonstrations as described in Addendum 1 Article 3d.  Such engineer shall execute an appropriate confidentiality agreement with the parties.

d.

Parent Guarantee.  All of IIFP's obligations under this Agreement are contingent upon full execution of the Parent Guarantee in Addendum 2 to this Agreement.

e.

NRC Approval of License Amendment Request.  The NRC approves the LES LAR described in Article 5.b.

8.  Term of this Agreement and Termination.  This Agreement shall remain in full force and effect for an initial term of sufficient duration to cover the full five years of DUF6 cylinder shipments as established in Article 1.d of Addendum 1, which is based on the IIFP operations starting no later than January 1st, 2014.  However, in its sole discretion, LES shall have the right to terminate early if IIFP does not demonstrate production capacities described in Addendum 1, Article 3.d.  Either party shall have the right to immediately terminate upon a material breach of this Agreement.  Such termination notice shall be provided in writing.

9.  Entire Agreement.  This Agreement constitutes the entire agreement of the parties and supersedes all previous agreements, written or oral, between parties.  No statement, promise, or inducement made by either party, or the agent of a party, either written or oral, which is not provide in this agreement, is binding upon that party.

10.  Independent IIFP; No Offset.  IIFP shall perform this Agreement as an independent contractor.  IIFP and the officers, agents and employees of IIFP are not, and shall not be deemed LES employees for any purpose, including workers' compensation.  IIFP shall, at IIFP's own risk and expense, determine the method and manner by which duties imposed on IIFP by this Agreement shall be performed; provided however that LES may monitor the work performed by IIFP.  IIFP shall be entitled to none of the benefits accorded to an employee of LES.  LES shall not deduct, offset or withhold any amounts whatsoever from the compensation paid to IIFP including, but not limited to, amounts required to be withheld for state and federal taxes.  IIFP alone shall be responsible for any taxes associated with all such payments.

11.  Assignment; Pledge of Agreement as Collateral.  Neither party may assign, directly or indirectly, all or part of its rights or obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, such that IIFP may collaterally assign, transfer, grant, bargain, sell, convey, hypothecate, pledge, set over, endorse over, and deliver unto any other party, and grant to any other party a security interest in, all right, title and interest of IIFP in and to, all benefits of IIFP under, and all monies due or to become due to IIFP under or in connection with this Agreement (a "Collateralization").  In the event IIFP at any time or from time to time wishes to effect a Collateralization, LES shall cooperate therein as IIFP may reasonably request and shall execute such documents, including consents, as IIFP shall reasonably request.  In addition, each party may, without the need for consent from the other party (and without relieving itself from liability hereunder), transfer or assign this Agreement to an affiliate.  Any assignment, pledge of agreement or collateralization shall conform with all applicable requirements of the NRC issued federal license for the IIFP de-conversion facility.

12.  Binding Obligation.  This Agreement is to be binding on the successors and assigns of the parties hereto.

13.  Notices.  All notices, reports, records, or other communications which are required or permitted to be given to the parties under this Agreement shall be sufficient in all respects if given in writing and delivered in person, by telecopy, by overnight courier, or by registered or certified mail, postage prepaid, return receipt requested, to the receiving party at the address listed on the first page of this Agreement or to such other address as such party may have given to the other by notice pursuant to this Article.  Notice shall be deemed given on the date of delivery, in the case of personal delivery or telecopy, or on the delivery or refusal date, as specified on the return receipt, in the case of overnight courier or registered or certified mail.

14.  Subcontracts.  Both parties authorize the use of consultants and subcontractors from time to time as needed to fulfill their respective obligations under this Agreement provided such contracts are held to the conditions of this Agreement.

15.  Arbitration.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled in New York, New York by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof; provided, however, that the parties shall not be obligated to arbitrate any claim under this Agreement relating to any obligation in which injunctive relief is provided as a remedy for the breach of any such obligation.

16.  Interpretation; Governing Law; Jurisdiction.  The headings used herein are for reference only.  The terms of this Agreement are set out in the text under the headings.  This Agreement shall be governed by the internal laws of the State of New York.  Each party hereby submits voluntarily to the personal jurisdiction of the federal and state courts in the State of New York, waives any claim or defense that those courts are not convenient, and consents to service of process by any means authorized by New York or United States federal law.  Nothing in this Article 16 shall be interpreted as modifying any provision of Article 15.

17.  Severability.  If any provision of this Agreement, or any portion thereof, is found by an arbitrator or any court of competent jurisdiction to be unenforceable or invalid for any reason, such provision shall be severable and shall not in any way impair the enforceability of any other provision of this Agreement.

18.  Attorneys' Fees.  Notwithstanding Article 6, if either party commences legal action of any kind or character, including but not limited to arbitration proceedings, to either enforce the provisions of this Agreement or to obtain damages for breach thereof, the prevailing party in such litigation shall be entitled to all costs and reasonable attorney's fees incurred in connection with such action.

19.  Entire Agreement.  This Agreement (together with each applicable Addendum) constitutes the entire agreement between the parties relating to the subject of this Agreement and supersedes all previous agreements, promises, representations, understandings and negotiations, whether written or oral, among the parties with respect to the subject matter hereof.

20.  No Waiver.  The failure of either party to enforce at any time or for any period of time, any term or condition of this Agreement shall not be construed as a waiver of the same or the right thereafter to enforce such term or condition.

21.  Counterparts; Facsimile Signatures.  This Agreement and all Addenda may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  Manually-executed counterparts of this Agreement and all Addenda may be transmitted by facsimile or other electronic means and, when the counterpart so transmitted is delivered, shall have the same validity and effect as delivery of a manually-executed counterpart.

22.  Survival.  The provisions in this Agreement that by their sense and context are intended to survive performance by either or both parties shall also survive the completion, expiration, termination or cancellation of this Agreement or any Addendum.

23.  Confidentiality.  Unless otherwise agreed to in writing by the Discloser (i.e., the party disclosing Confidential Information), each party agrees (a) except as required by Law, to keep confidential and not to disclose or reveal any Confidential Information to any person other than its representatives (i) who need to know the Confidential Information for the purpose of performing under this Agreement and (ii) whom the recipient will cause to observe the terms of this Agreement, (b) not to use Confidential Information for any purpose other than in connection with such party’s performance under this Agreement.  Each party acknowledges that it shall be responsible for any breach of the terms of this agreement by it or its representatives and such party agrees, at its sole expense, to take all reasonable measures (including, but not limited to court proceedings) to restrain its representatives from prohibited or unauthorized disclosure or use of the Confidential Information.

In the event that either party or any of its representatives is requested pursuant to, or required by, Law to disclose any Confidential Information, each party agrees that it will provide the other party with prompt notice of such request or requirement in order to enable such party to seek an appropriate protective order or other remedy (and if the party seeks such an order, the other party will provide such cooperation as is reasonably requested), to consult with respect to the party taking steps to resist or narrow the scope of such request or legal process, or to waive compliance, in whole or in part, with the terms of this Agreement.  In the event that such protective order or other remedy is not obtained, or the other party waives compliance, in whole or in part, with the terms of this Agreement, the party disclosing the Confidential Information or its representative will disclose only that portion of the Confidential Information that it is advised in writing by counsel is legally required to be disclosed and will use commercially reasonable efforts to ensure that all Confidential Information so disclosed will be accorded confidential treatment.  The parties shall consult with one another and must agree in writing in advance concerning the form and substance of any press release or other public disclosure regarding this Agreement, and shall prohibit their representatives from engaging in actions that could result in public disclosure of any information concerning this Agreement; provided, however, that these obligations shall not be deemed to prohibit any party from making any disclosure which such party deems necessary in order to fulfill such party’s disclosure obligations imposed by Law.

Upon termination of this Agreement, either party may, in its sole discretion, request of the other party, the return or destruction of all Confidential Information (including all copies or reproductions thereof in whatever form or medium, including electronic copies) furnished by the other party or its representatives.  Such return or destruction shall be certified in writing by a duly authorized representative of the non-requesting party.  Any oral Confidential Information will continue to be subject to the terms of this Agreement, even after termination.

24.  Indemnification.  Each party shall indemnify, defend and save harmless the other party, including such other party’s officers, directors, employees, and agents from and against any and all claims, suits, liabilities, losses, damages, fines, penalties, or expenses including attorney’s fees, asserted by a third party that are incurred in defence of any such claim or loss arising out of, resulting from, or in any manner directly or indirectly connected with the activities performed under this Agreement, provided however that this indemnification shall not extend to any claims, suits, liabilities, losses, damages, fines, penalties, or expenses caused by a party’s officers, directors, employees, or agents gross negligence or willful misconduct.

25.  Representations of LES

LES represents and warrants that:

a.

LES is a limited liability company duly formed and validly existing under the laws of the State of Delaware and is qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its business or the ownership of its properties requires such qualification.

b.

LES has the full power, authority and legal right to enter into and perform this Agreement, and the execution, delivery and performance hereof by LES (a) will not violate any judgment, order, law or regulation applicable to LES or any provisions of LES’ Certificate of Organization and Limited Liability Company Agreement, as amended through the date hereof, and (b) do not (i) conflict with, (ii) constitute a default under or (iii) except as specifically created hereby, result in the creation of any lien, charge, encumbrance or security interest upon any assets of LES under any agreement or instrument to which LES is a party or by which LES or its assets may be bound or affected.

c.

No approval, authorization, order or consent of, or declaration, registration or filing with, any governmental authority is required for the valid execution and delivery by LES of this Agreement except those that have been duly obtained or made or are otherwise required by this Agreement, with the exception of needing to remove Condition 14 in the LES Materials License Number SNM-2010 prior to LES shipment of DUF6 to a de-conversion facility that employs a process that produces anhydrous hydrofluoric acid.  Completing this action will be consistent with Article 7 on Conditions Precedence.

d.

This Agreement has been duly authorized, executed and delivered by LES and constitutes a legal, valid and binding obligation of LES, enforceable in accordance with its terms.

e.

There is no litigation or proceeding pending or, to the knowledge of LES, threatened against or affecting LES (a) challenging the validity of this Agreement, (b) seeking to enjoin the performance by LES of its obligations hereunder or (c) that, if adversely determined, would materially adversely affect the ability of LES to perform its obligations hereunder.

26.  Representations of IIFP

IIFP represents and warrants that:

a

IIFP is a Corporation duly formed and validly existing under the laws of the State of Idaho and is qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its business or the ownership of its properties requires such qualification.

b

IIFP has the full power, authority and legal right to enter into and perform this Agreement, and the execution, delivery and performance hereof by IIFP (a) will not violate any judgment, order, law or regulation applicable to IIFP or any provisions of IIFP’s Formation Agreement dated as of May 16, 2007 and (b) do not (i) conflict with, (ii) constitute a default under or (iii) except as specifically created hereby, result in the creation of any lien, charge, encumbrance or security interest upon any assets of IIFP under any agreement or instrument to which IIFP is a party or by which IIFP or its assets may be bound or affected.

c

No approval, authorization, order or consent of, or declaration, registration or filing with, any governmental authority is required for the valid execution and delivery by IIFP of this Agreement except those that have been duly obtained or made or are otherwise required by this Agreement.

d

This Agreement has been duly authorized, executed and delivered by IIFP and constitutes the legal, valid and binding obligation of IIFP, enforceable in accordance with its terms.

e

There is no litigation or proceeding pending or, to the knowledge of IIFP, threatened against or affecting IIFP (a) challenging the validity of this Agreement, (b) seeking to enjoin the performance by IIFP of its obligations hereunder or (c) that, if adversely determined, would materially adversely affect the ability of IIFP to perform its obligations hereunder.

f

IIFP has reviewed this Agreement and represents that it has the experience and ability to perform all of its covenants, specifications and obligations.

27.  Force Majeure. A party shall not be considered to be in default or breach under this Agreement, and shall be excused from performance or liability for damages to any other party, if and to the extent it shall be delayed in or prevented from performing or carrying out any of the provisions of this Agreement, except the obligation to pay any amount when due, in consequence of any act of God, labor disturbance, failure of contractors or suppliers of materials (not including as a result of non-payment), act of the public enemy or terrorists, war (declared or otherwise), invasion, insurrection, riot, fire, storm, flood, ice, explosion, breakage or accident to machinery or equipment, or by any other cause or causes (not including a lack of funds or other financial causes) beyond such party’s reasonable control, including any action or order, regulation, or restriction imposed by, governmental, military or lawfully established civilian authorities. Any party claiming a force majeure event shall use reasonable diligence to remove the condition that prevents performance, except that the settlement of any labor disturbance shall be in the sole judgement of the affected party.  In the event that a Force Majeure event continues for twelve (12) months, either party shall have the right to terminate the contract upon thirty (30) days notice to the party claiming Force Majeure.  This termination right is independent of any other termination rights set forth in this Agreement.

The parties have executed this Agreement as of the date first written above.

IIFP:		LES:

International Isotopes Fluorine Products, Inc.		Louisiana Energy Services, LLC

By:	/s/ Steve Laflin	By:	/s/ Gregory OD Smith
Name:	Steve Laflin	Name:	Gregory OD Smith
Title:	President	Title:	Chief Operating Officer/Chief Nuclear Officer

ADDENDUM 1

TO

DE-CONVERSION SERVICES AGREEMENT

Between

International Isotopes Fluorine Products, Inc. ("IIFP")

and

Louisiana Energy Services L.L.C. ("LES")

1.

Purpose.

This Addendum defines the services to be performed by IIFP pursuant to that certain De-Conversion Services Agreement (the "Agreement") dated April 13, 2010.  Any defined terms not otherwise defined herein shall have the same meaning set forth in the Agreement.

2.

Services.

Pursuant to this Addendum, the Services are as follows:

a.

IIFP will accept standard 48Y DUF6 cylinders at their Lea County Facility from LES for de-conversion and ultimate disposal of the UO2 or U3O8 resulting from the de-conversion and the fluorine extraction process.

b.

IIFP will process the material at their Lea County Facility.

c.

IIFP will utilize approved waste disposal cylinders for disposal of the resultant oxide.  The emptied 48Y DUF6 may be cleaned, tested, and inspected to be offered for re-sale to LES (as first option) or to other clients.

d.

IIFP will provide for all necessary transportation, security, emergency response and handling of DUF6 cylinders from LES to the IIFP facility and transportation, security, emergency response, and handling of DU oxide materials and containers from IIFP to the Waste Disposal Facility after de-conversion.

3.

Compensation/Reimbursement.

a.

LES agrees to pay IIFP a de-conversion charge of * per Kg of DUF6.  This charge is subject to the price adjustments described in 3.e and includes cost of transport, emergency response and security to the IIFP facility, acceptance of title for the cylinder and its contents, de-conversion, cylinder acceptance and preparation for disposal, and the cost of transport, emergency response and security of the UO2 or U3O8 resulting from the de-conversion and fluorine extraction process to the disposal site.

b.

This material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Commission.

*This material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Commission.

c.

As an option to IIFP accepting cylinder title and ultimate disposition, IIFP will clean, test, inspect, and offer 48Y cylinders for resale and re-title to LES for an additional cost of * per cylinder.  This charge is subject to the annual price adjustments described in 3.e.  Selection of this option by LES must be provided in writing with sufficient notification to allow IIFP the opportunity to provide this service in a reasonable time frame to LES as first option prior to providing to cylinder resale to other clients.  Applicable requirements for cylinder wash and inspection, such as ANSI N14.1-2001 and subsequent revisions will be met.

d.

LES agrees to provide IIFP with at least the minimum DUF6 cylinder quantities and no more than the maximum quantities shown in the following schedule:

HFP Facility Operations	Minimum Quantities (whichever is less)	Maximum Quantities
First year	*	*
Second year	*	*
Third Year	*	*
Years four and five	*	*

In addition to the above, LES will provide at least one DUF6 48Y cylinder in Year 2011, 2012, or 2013 to IIFP for the purpose of demonstrating the process as defined below provided IIFP has obtained NRC and other regulatory approvals for transport and use of the cylinder.

This is a firm commitment, unless the parties otherwise agree in writing.

Prior to Year 1 obligation of LES to provide cylinders and no later than December 31, 2013, with the exception of one cylinder for demonstration purposes, IIFP must:

–

This material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Commission.

Prior to Increasing LES’s annual cylinder obligation, above year 1 values IIFP must:

–

This material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Commission.

LES’s right to terminate the Agreement includes IIFP’s failure to successfully demonstrate these operational production capabilities and capacities.

e.

Effective January 1 of each calendar year, the parties agree that the pricing set forth in Article 3.a and 3.c of Addendum 1 shall be subject to an annual escalation increase based on  This material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Commission.  The resulting multiplier used in determination of the annual adjustment percentage shall be rounded to the nearest tenth of a percent.

4.

Cylinder Usage, Shipping, Return; Materials Management.

The following specifications and requirements will apply to the Services under this Agreement:

a.

Assay of the DUF6 shall not exceed 0.6 % U-235, and shall be verified in the shipping records by LES to IIFP for each shipped cylinder.

2

*This material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Commission.

b.

Net weight content of the DUF6 in each shipped cylinder shall not exceed 27,560 pounds (12,501 Kilograms) for the standard 48-Y cylinders, or unless by mutual agreement;

c.

Types of UF6 cylinders, and acceptance of cylinders, shall be in accordance with both parties NRC licensing requirements and American National Standards Institute (ANSI) N14.1-2001, or latest revision of the standard applicable within the LES and IIFP federal licenses;

d.

Both parties shall comply with Department of Transportation applicable shipping, placarding and documentation requirements; and

e.

Both parties shall comply with the requirements of their NRC license with respect to nuclear material accountability measurements, and documentation and shall provide the other party copies of such records as required to demonstrate compliance with the accountability requirement.

5.

Disputed Shipments.

Receiver has the right to reject the receipt of cylinders or its contents that are not in conformance with specifications and requirements of Addendum 1, Article 4 above, unless otherwise resolved by mutual agreement.

3

ADDENDUM 2

TO

DE-CONVERSION SERVICES AGREEMENT

Between

International Isotopes Fluorine Products, Inc. ("IIFP")

and

Louisiana Energy Services L.L.C. ("LES")

PARENT GUARANTEE

This parent guarantee ("Parent Guarantee") is executed as of April 13, 2010, and is entered into by International Isotopes Inc. ("Guarantor").

As a material inducement to LES to enter into and perform its obligations under that certain De-Conversion Services Agreement (the "Agreement") dated April 13, 2010, between IIFP and LES, and for good and valuable consideration therefore, the receipt, adequacy and legal sufficiency of which Guarantor hereby acknowledges, Guarantor hereby executes this Parent Guarantee for the benefit of LES and its affiliates, successors and assigns and agrees as follows:

A.

Guarantor hereby irrevocably, absolutely and unconditionally guarantees to LES and its affiliates, successors and assigns the full and timely performance by IIFP of each and every term, provision, covenant, representation, warranty, duty and obligation (collectively, "Obligations") that is to be made, carried out, performed or observed by IIFP under this Agreement.  Without limiting the generality of the foregoing, Guarantor hereby further agrees that Guarantor will cause IIFP to perform fully and faithfully each and all of its Obligations under this Agreement in strict accordance with the terms thereof and will not cause, authorize or permit IIFP to breach or violate any of the terms or provisions of this Agreement.

B.

The obligations of Guarantor hereunder shall be absolute and unconditional irrespective of: (i) any lack of validity or enforceability of any provision of this Agreement; (ii) any amendment, modification or assignment of this Agreement made in accordance with the terms thereof; (iii) any waiver, consent, extension, or other action or inaction under or in respect of any provision of this Agreement or any exercise or non-exercise of any right, remedy, power or privilege under or in respect of any provision of this Agreement; (iv) any failure on the part of IIFP to perform or comply with any provision of this Agreement; or (v) any fraudulent, illegal or improper act by IIFP.  The obligations of Guarantor hereunder will remain in full force and effect until the Obligations under this Agreement are fully performed and discharged.

C.

Guarantor's liability and obligations hereunder will continue notwithstanding, and will be unaltered, unaffected and unimpaired by, the bankruptcy, insolvency, reorganization, merger, consolidation, liquidation, dissolution, winding-up or cessation of existence of IIFP.  Guarantor waives any defense arising by reason of or related to (i) the insolvency or bankruptcy of IIFP; (ii) the lack of authority of IIFP or the person signing this Agreement on behalf of IIFP or failure of IIFP to duly and validly execute this Agreement after having purported to do so; (iii) all surety ship defenses available to Guarantor; and/or (iv) any election of remedies by LES.  Guarantor may not assign this Parent Guarantee in whole or in part, whether by operation of law or otherwise, without LES's approval in writing, and this Parent Guarantee will be binding upon any permitted assignees or successors of Guarantor.

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D.

Guarantor hereby represents and warrants to LES that (i) it has the full right, power and authority to execute this Parent Guarantee and to perform each of its covenants and obligations set forth herein, and (ii) the execution, delivery and performance of this Parent Guarantee will not constitute any breach or default under any agreement or covenant to which Guarantor is a party or by or under which it is bound.

E.

Guarantor hereby agrees to indemnify LES against any claims, losses, liabilities, damages, judgments, costs and expenses (including without limitation all attorneys' fees and costs) arising from or in connection with a matter asserted by a third party and that LES may sustain or incur arising out of (i) the breach by IIFP of any of its Obligations under this Agreement, and/or (ii) the breach by Guarantor of any term, provision, covenant, representation, warranty, duty or obligation hereunder.

F.

This Parent Guarantee and the rights of the parties hereunder shall be governed by the law of the state by which this Agreement is governed.

G.

All actions or proceedings arising in connection with, touching upon or relating to this Parent Guarantee and/or the breach thereof shall be settled by arbitration in accordance with Article 16 of this Agreement.

H.

No delay or omission by LES to exercise any right under this Parent Guarantee will impair any such right, nor will it be construed to be a waiver thereof.  No amendment, modification, termination or waiver of any provision of this Parent Guarantee, or consent to any departure by Guarantor therefrom, shall in any event be effective without the written concurrence of LES and, in the case of any such amendment or modification, without the written consent of the Guarantor.

IN WITNESS WHEREOF, Guarantor has caused this Parent Guarantee to be executed by its duly authorized officer.

International Isotopes Inc. (" Guarantor ")

By:	/s/ Steve Laflin
Name:	Steve Laflin
Title:	President

ACCEPTED as of the date first set forth above.

Louisiana Energy Services L.P. (" LES ")

By:	/s/ Gregory OD Smith
Name:	Gregory OD Smith
Title:	Chief Operating Officer/Chief Nuclear Officer

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